Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

Duck Creek Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$2,609,628,207	(1)(2)(3)	0.00011020	$287,582	(4)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$2,609,628,207
Total Fees Due for Filing				$287,582
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$287,582

(1)	Title of each class of securities to which transaction applies: Duck Creek Technologies, Inc. common stock, par value $0.01 per share (“Duck Creek Common Stock”).

(2)
Aggregate number of securities to which transaction applies: As of February 1, 2023, the maximum number of shares of Duck Creek Common Stock to which this transaction applies is estimated to be 137,348,853, which consists of (a) 136,840,138 issued and outstanding shares of Duck Creek Common Stock, including 3,947,159 issued and outstanding restricted stock awards, entitled to receive the per share price of $19.00; (b) 500,291 shares of Duck Creek Common Stock underlying outstanding restricted stock units entitled to receive the per share price of $19.00; and (c) 8,424 shares of Duck Creek Common Stock underlying outstanding phantom stock awards entitled to receive the per share price of $19.00.

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 136,840,138 issued and outstanding shares of Duck Creek Common Stock, including 3,947,159 issued and outstanding restricted stock awards, and the per share price of $19.00; (b) the product of 500,291 shares of Duck Creek Common Stock underlying outstanding restricted stock units and the per share price of $19.00; and (c) the product of 8,424 shares of Duck Creek Common Stock underlying outstanding phantom stock awards and the per share price of $19.00.

(4)
In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined by multiplying the sum calculated in in note (3) above by 0.00011020.